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                                  [LETTERHEAD]


May 12, 2000

To the Stockholders of InVision Technologies, Inc.:


         RE:      CORRECTION OF PROXY MATERIALS

Dear Stockholder:

There is an error in the proxy materials that we recently sent to you with the Notice of Annual Meeting of Stockholders to be held on May 31, 2000. The numbering of the Proposals as stated in the Proxy Statement is reversed from the numbering as stated on the Proxy Card. FOR VOTING PURPOSES, THE PROXY CARD WILL CONTROL.

To properly vote your Proxy, carefully read the Proxy Statement to learn about each Proposal, and mark your vote according to the description of the Proposal as listed on the Proxy Card.

Proposal to approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 150,000 shares to 450,000 shares. This Proposal is described in the Proxy Statement and listed as Proposal No. 2, but it is listed on the Proxy Card as Proposal No. 3. TO VOTE FOR OR AGAINST, OR TO ABSTAIN ON THE PROPOSAL CONCERNING THE EMPLOYEE STOCK PURCHASE PLAN, MARK YOUR PROXY CARD NEXT TO THE NUMBER 3.

Proposal to approve the Company's 2000 Equity Incentive Plan. This Proposal is described in the Proxy Statement and listed as Proposal No. 3, but it is listed on the Proxy Card as Proposal No. 2. TO VOTE FOR OR AGAINST, OR TO ABSTAIN ON THE PROPOSAL CONCERNING THE 2000 EQUITY INCENTIVE PLAN, MARK YOUR PROXY CARD NEXT TO THE NUMBER 2.

If you have already voted your proxy, and want to change your vote because of this error, please contract Ms. Dawn Engelhardt, Account Manager, Client Services, EquiServe, by telephone at (781) 575-3766.

We apologize for any inconvenience this error may have caused.

INVISION TECHNOLOGIES, INC.



Alfred V. Larrenaga
Senior Vice President and Chief Financial Officer